Exhibit 99.1

For Immediate Release

Boston, June 29 —  Boston Capital Real Estate Investment Trust, Inc. (the “Company”), announced today that the Company, which initiated it best efforts public offering of common shares in April 2006, has broken escrow.

Proceeds from initial subscriptions to the Company were placed in escrow until subscriptions purchased reached an aggregate of at least 250,000 shares of its common stock at $10 per share, a milestone which it recently eclipsed. Having exceeded this “minimum offering” level, the Company’s initial subscribers are now admitted as shareholders and subscription proceeds of $3,234,294.10  have been released from escrow. Subscribers who are residents of New Mexico and Pennsylvania may not be admitted to the Company until available subscriptions have been received and accepted for 3,100,000 shares or $31,500,000 (New Mexico) or 5,000,000 shares or $50,000,000 (Pennsylvania).

The Company currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and secondarily, to achieve long term capital appreciation.

This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the prospectus for the public offering of equity of the Company. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital:

The Company’s advisor, Boston Capital Corporation, headquartered in Boston, Massachusetts, is a fully integrated finance and investment company. Since its inception in 1974, Boston Capital has been on the cutting edge of multifamily property investment, management and financing. Boston Capital serves clients nationwide and internationally, controlling over 2,642 multifamily properties, constituting over 147,000 apartments located in 48 states and the District of Columbia, with a total development cost in excess of $11.3 billion. Boston Capital is the 4th largest owner/investor of multifamily housing in America.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com